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EXHIBIT 8



                               December 8, 1997



The Guarantee Life Companies Inc.
Guarantee Centre
8801 Indian Hills Drive
Omaha, Nebraska  68114

                   IN RE:  THE GUARANTEE LIFE COMPANIES INC.


Gentlemen:

We have acted as your counsel in connection with the proposed offering of up to 600,000 shares of the common stock of The Guarantee Life Companies Inc. (the "Company") issuable pursuant to the Company's 1994 Long Term Incentive Plan. In such capacity we have examined the Registration Statement on Form S-3 and the accompanying Exhibits being filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), the prospectus included in the Registration Statement (the "Prospectus"), and Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company included in the Exhibits as Exhibits 3(a) and 3(b), respectively, and such other additional instruments and documents as we have deemed necessary or appropriate for purposes of this opinion. In my examination, we have assumed, with your consent, that the documents listed above that we reviewed in proposed form will be executed in substantially the same form, all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by and such documents on the parties thereto, including obligations imposed under the Amended and Restated Certificate of Incorporation of the Company, have been or will be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, proper execution of all documents, the capacity of each party executing a document to so execute such document, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

Our opinion is based upon the facts described in the Registration Statement and upon facts as they have been represented to us by you or have been determined by me as of this date. Any alteration of such facts may adversely affect our opinion.

Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change prospectively and retroactively. An opinion of counsel is predicated upon all of the facts and conditions set forth in the opinion and is based upon counsel's analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It is not a guaranty of the current status of the law and should not be accepted as a guaranty that a court of law or an administrative agency will concur in the opinion. In issuing our opinion, we have been guided by Treasury Department Circular 230, which governs lawyers practicing before the Treasury Department.

Based upon the foregoing, it is our opinion generally with respect to options, performance shares and restricted stock to be issued pursuant to the Company's 1994 Long Term Incentive Plan, that:

     1.   Incentive Stock Options.  No taxable income is realized by the grantee
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          upon the grant or exercise of an Incentive Stock Option (an "ISO").
          If a grantee does not sell the stock received upon the exercise of an ISO ("ISO Shares") for at least two years from the date of grant and within one year from the date of exercise, when the ISO Shares are sold any gain or loss realized will be treated as long-term capital gain or loss. In such circumstances, no deduction will be allowed to the grantee's employer for federal income tax purposes.

          If ISO Shares are disposed of prior to the expiration of the holding periods described above, the grantee generally will realize ordinary income at that time equal to the lesser of the excess of the fair market value of the shares at exercise over the price paid for such ISO Shares or the actual gain on the disposition. The grantee's employer will generally be entitled to deduct any such recognized amount. Any further gain or loss realized by the grantee will be taxed as short-term or long-term capital gain or loss. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the grantee's employment, the ISO will generally be taxed as a nonqualified stock option.

     2.   Nonqualified Stock Options.  No income is realized by the grantee at
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          the time a nonqualified stock option is granted.  Generally upon exercise of a nonqualified stock option, the grantee will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date
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          of exercise.  The grantee's time as the grantee recognizes ordinary income. Any appreciation or depreciation after the date of exercise will be treated as either short-term or long-term capital gain or loss, depending upon the length of time that the grantee has held the shares.

     3.   Performance Shares and Restricted Stock.  A grantee receiving
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          performance shares or restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less any consideration paid for the stock. The grantee's employer will generally be entitled to a deduction at the same time and in the same amount. The holding period to determine whether the grantee has long-term or short-term capital gain or loss on a subsequent sale generally begins when the restriction period expires, and the grantee's tax basis for such shares will generally equal the fair market value of such shares on such date.

          A grantee may elect, under Section 83(b) of the Internal Revenue Code, within 30 days of the grant of the performance shares or restricted stock, to recognize taxable ordinary income on the date of grant equal to the excess of the then fair market value of such shares determined without regard to the applicable restrictions) over the purchase price, if any, of the performance shares or restricted stock. By reason of such an election, the grantee's holding period will commence on the date of grant and the grantee's tax basis will be equal to the fair market value of the shares on that date (determined without regard to the applicable restrictions). Likewise, the grantee's employer generally will be entitled to a deduction at that time in the amount that is taxable as ordinary income to the grantee. If performance shares or shares of restricted stock are forfeited after making such an election, the grantee will be entitled to a deduction, refund or loss for tax purposes only in an amount equal to the purchase price of the forfeited shares regardless of whether he made a
          Section 83(b) election.

This opinion of counsel is based solely upon the facts set forth herein and in the Prospectus. To the extent that any facts contained in the Prospectus or in other documents referenced in this opinion prove not to be true it is possible that the conclusion in this opinion might be changed. We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ Lieben, Dahlk, Whitted, Houghton,
                                                 Slowiaczek & Jahn, P.C.
                                            Lieben, Dahlk, Whitted, Houghton,
                                                 Slowiaczek & Jahn, P.C.


JDE/eg